Exhibit 10.3

DAYFORCE, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR DEFERRAL PROGRAM

ARTICLE I—PURPOSE

The purpose of this Dayforce, Inc. Non-Employee Director Deferral Program (the "Program") is to provide non-employee directors ("Directors") of Dayforce, Inc. (the "Company") with the opportunity to defer settlement of restricted stock units ("RSUs") granted under the Dayforce, Inc. 2018 Equity Incentive Plan, or any successor plan (the "Equity Incentive Plan"), including (i) RSUs granted in lieu of Director Fees (as defined below) earned for services as members of the Board of Directors (the "Board") of the Company ("Director Fee RSUs"), and (ii) RSUs otherwise granted to the Directors under the Equity Incentive Plan ("Annual RSUs").

For purposes of the Program, "Director Fees" means the retainer fees payable to a Director in the form of cash or RSUs, at the Director's election, for services rendered as a member of the Board, with "Base Retainer Fees" meaning the annual base retainer fee paid to a Director, and "Additional Retainer Fees" meaning any additional retainer fee paid for service on a committee, as Chair of the Board or of a committee, as lead independent director, or for such other specific role, but in each case excluding any fees such as extra meeting fees, per diem fees or other fees that are not retainer fees.

ARTICLE II—PARTICIPANT ELECTIONS

Section 2.1—Deferral of RSUs

On an annual basis, a Director may, through an electronic or written election on a form prescribed by the Company (the "Election Form") elect to receive his or her Base Retainer Fees and/or Additional Retainer Fees for the Board service period commencing in the following calendar year (generally, the period commencing in May of such year and ending in April of the following year) (the "Compensation Period") in the form of Director Fee RSUs (such election, an "RSU Election"). Additionally, on an annual basis, a Director may, through the Election Form, elect to defer settlement of any such Director Fee RSUs, as well as any Annual RSUs to be granted during the Compensation Period (together, such deferred Director Fee RSUs and deferred Annual RSUs, the "Deferred RSUs" and such election, a "Deferral Election"). Settlement of Deferred RSUs will be made in accordance with Article III below. Deferred RSUs in respect of each Compensation Period will be separately designated and tracked under the Program on behalf of each Director.

Section 2.2—Election Timing

(a)
Default Election Timing. Unless otherwise set forth in this Section 2.2, an Election Form with respect to Director Fees to be earned or Annual RSUs to be granted during a particular Compensation Period must be completed and submitted to the Company no later than December 31 of the calendar year prior to the year in which such Compensation Period commences.
(b)
Initial Eligibility. Notwithstanding the default election timing requirements set forth in Section 2.2(a), to the extent permitted by the Company, an individual who first becomes a Director during a Compensation Period may complete and submit an Election Form on or before the deadline established by the Company, which in no event shall be later than 30 days after such individual first becomes eligible to participate in the Program, in order to receive Deferred RSUs to be earned or granted, as applicable, in that same Compensation Period (an "Initial Eligibility Election"), provided that any Initial Eligibility Election to receive Deferred RSUs may apply only to (i) Director Fee RSUs

Exhibit 10.3

that relate to Director Fees earned for services provided after such Initial Eligibility Election and (ii) Annual RSUs granted after such Initial Eligibility Election.
(c)
Irrevocability. The choices reflected in the Director's Election Form become irrevocable on the applicable election deadline set forth in Section 2.2(a) or (b), as applicable. If a Director fails to submit a properly completed Election Form by the applicable election deadline, the Director will be ineligible to receive Deferred RSUs for the applicable Compensation Period or portion thereof.
(d)
RSU Election. The Company may, in its sole discretion, permit a Director to make an RSU Election at a time other than that specified in Section 2.2(a) and (b) above, provided that such RSU Election does not (i) result in an impermissible election to defer compensation for purposes of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended, (the "Code"), (ii) alter the timing of payment of any compensation subject to an existing effective Deferral Election, or (iii) otherwise result in a violation of Section 409A. For avoidance of doubt, in no event may a Director make a Deferral Election other than in accordance with the timing requirements specified in Section 2.2(a) or (b).

Section 2.3—Election Amount

A Director may not elect to defer only a portion of his or her Director Fee RSUs or Annual RSUs with respect to a Compensation Period and must elect to defer all, if any, of such RSUs. Further, an election to defer settlement of any RSUs with respect to a Compensation Period (or portion thereof) will apply to all Director Fee RSUs to be earned and all Annual RSUs to be granted in that Compensation Period, except to the extent RSUs cannot be deferred pursuant to an Initial Eligibility Election due to the limitations set forth in Section 2.2(b) above. Therefore, except to the extent RSUs cannot be deferred pursuant to an Initial Eligibility Election, if a Director elects to defer only a portion of any RSUs with respect to a Compensation Period, that election will be taken as an election to defer all Director Fee RSUs to be earned and all Annual RSUs to be granted in that Compensation Period.

Section 2.4—Form of Settlement

In the Election Form, a Director may elect to receive settlement of Deferred RSUs in respect of each Compensation Period in either a single lump sum or in 10 annual installment payments. In the event that a Director fails to specify the form of settlement, settlement will be made in a single lump sum. Unless otherwise determined by the Committee, Deferred RSUs will be settled in shares of the Company's common stock, par value $0.01 per share ("Common Stock"), on a one-for one basis.

Section 2.5—Grant of RSUs

All grants of RSUs will be approved by the Committee (as defined in the Equity Incentive Plan). RSUs will be granted under, and subject to the terms of, the Equity Incentive Plan and will be evidenced by an Award Agreement (as defined in the Equity Incentive Plan) that will set out any vesting conditions and other terms and conditions of the RSUs.

ARTICLE III—SETTLEMENT OF DEFERRED RSUs

Section 3.1—Settlement on Separation from Service

Settlement of Deferred RSUs will be made or will commence, as applicable, following the Director's "separation from service" (within the meaning of Section 409A) in a single lump sum or in installments as provided in subsections 3.1(a) and 3.1(b) below, except as otherwise set forth in Section 3.2 or 3.3.

(a)
Settlement in Lump Sum. In the event that a Director elects to receive settlement of the

Exhibit 10.3

Deferred RSUs for a particular year in a single lump sum, the Director's Deferred RSUs for such year will be settled within 90 days following the Director's separation from service; provided, however, that if the Director is a "specified employee" within the meaning of Section 409A on the date of the Director's separation from service, settlement will be made on the date that is the first day of the seventh month after the date of the Director's separation from service with the Company.

(b)
Settlement in Installments. In the event that a Director elects to receive settlement of Deferred RSUs for a particular year in installments, the Director's Deferred RSUs for such year will be settled in ten (10) substantially equal annual installment payments, with the first installment made during the first month of the calendar year following the year of the Director's separation from service (the "Standard First Installment Date"); provided, however, that if the Director is a "specified employee" within the meaning of Section 409A on the date of the Director's separation from service and the Standard First Installment Date would occur within six months following the Director's separation from service, then the first installment will instead be made on the date that is the first day of the seventh month after the date of the Director's separation from service with the Company. Subsequent installments will be made during the first calendar month of each succeeding year until all of the Director's Deferred RSUs for the applicable year have been settled. If the amount of any installment payment includes a fractional RSU, then the number of shares of Common Stock delivered on the applicable installment payment date will be rounded up to the nearest whole share; provided, however, that the number of shares delivered on the last installment payment date will be rounded down to such number that will result in the total number of shares delivered equaling the total number of the Deferred RSUs for that particular year.

Section 3.2—Settlement on Change of Control

Notwithstanding Section 3.1 above or any election made by a Director on an Election Form, in the event of a Change of Control (as defined in the Equity Incentive Plan) that constitutes a permissible distribution event under Section 409A(a)(2) of the Code, all then-outstanding and vested Deferred RSUs will be settled to each applicable current or former Director in a single lump sum payment within 90 days following the effective date of such Change of Control.

Section 3.3—Settlement on Death

Notwithstanding Section 3.1 above or any election made by a Director on an Election Form, in the event of a current or former Director's death, all of such Director's then-outstanding and vested Deferred RSUs will be settled in a single lump sum payment to the beneficiary eligible to receive such payment under the terms of the Equity Incentive Plan (or in separate payments to the beneficiaries if more than one were designated by the Director) or to the Director's estate, as the case may be, subject to the terms of the Equity Incentive Plan. Such settlement will be made within 90 days of the Director's death, or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A.

ARTICLE IV—ADMINISTRATION, AMENDMENT AND TERMINATION OF PROGRAM

Section 4.1—Administration

The Program shall be administered by the Committee, provided that to the extent consistent with applicable laws, day-to-day ministerial tasks and operational matters may be handled by the appropriate officers and employees of the Company. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Program and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Program.

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Section 4.2—Amendment, Suspension and Termination

Subject to compliance with Section 409A, the Committee may, at any time, amend, suspend, or terminate the Program in whole or in part, provided that no such action may decrease the amount or value of any outstanding Deferred RSUs or associated dividend equivalent rights, if any, as of the date such action is taken.

ARTICLE V—MISCELLANEOUS PROVISIONS

Section 5.1—Section 409A Compliance

The Program is intended to comply with the requirements of Section 409A of the Code, and the Program and any Election Form or Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A and shall be administered accordingly. If any provision of the Program or any term or condition of any Election Form or Award Agreement would otherwise frustrate or conflict with this intent, such provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Each payment payable under this Program is intended to constitute a separate payment for purposes of Section 409A. Neither the Company nor the Committee warrants that the Program will comply with Section 409A with respect to any Director or with respect to any payment. In no event shall the Company or any subsidiary or affiliate or any director, officer, or employee of the Company (other than the Director) be liable for any additional tax, interest, or penalty incurred by any Director or beneficiary as a result of the Program's failure to satisfy the requirements of Section 409A, or as a result of the Program's failure to satisfy any other requirements of applicable tax laws.

Section 5.2—Dividend Equivalent Rights

In the event that the Company pays dividends on its Common Stock and RSUs are granted by the Committee with dividend equivalent rights, any such dividend equivalent rights on Deferred RSUs will be paid at the same time and in the same form as the RSUs to which they relate.

Section 5.3—Unsecured General Creditor

The Company's obligations under the Program constitute an unfunded and unsecured promise to distribute shares of Common Stock and/or cash in the future. Directors' and beneficiaries' rights under the Program are solely those of general unsecured creditors of the Company. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Program.

Section 5.4 —Equity Incentive Plan Terms

The Program is adopted pursuant to Section 15.4 of the Equity Incentive Plan and is subject to the terms and conditions of the Equity Incentive Plan. In the event of any conflict between the provisions of the Equity Incentive Plan and the Program, the provisions of the Program shall prevail to the extent needed to comply with Section 409A.